UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 2, 2006
MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-50440 (Commission File Number)	52-2243564 (IRS Employer Identification No.)

2110 Rutherford Road, Carlsbad, CA		92008
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (760) 494-4200

(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
2006 Management Incentive Compensation Plan
     On October 3, 2006, the compensation committee (the “Committee”) of Micromet, Inc. (the “Company”) approved the Micromet 2006 Management Incentive Compensation Plan (the “2006 Bonus Plan”). The 2006 Bonus Plan had previously been recommended by the compensation committee of the board of directors of CancerVax Corporation prior to the completion of the merger between CancerVax and Micromet AG, which merger closed in May 2006. Pursuant to the 2006 Bonus Plan, the Committee designated for each executive officer of the Company a target cash bonus amount, expressed as a percentage of his or her base salary. The Company’s executive officers are eligible to receive bonuses if certain individual and corporate performance criteria are achieved during the year ended December 31, 2006. According to the 2006 Bonus Plan, bonus payments will be based on the Committee’s evaluation of the Company’s achievement of the corporate performance goals for 2006, which are proposed by the President and Chief Executive Officer and approved by the Board of Directors. As described in the 2006 Bonus Plan, the individual performance of each of the executive officers during 2006 will also be evaluated by the Committee based on the achievement of individual performance goals (other than the President and Chief Executive Officer, whose bonus will be determined solely by reference to the achievement of corporate goals).
     The foregoing description is a summary only, is not necessarily complete, and is qualified by the full text of the 2006 Bonus Plan, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
Compensation Arrangement with David F. Hale
     On October 2, 2006, the Company entered into an agreement with David F. Hale, the Chairman of the Board of Directors of the Company implementing an understanding reached at the time of the merger between CancerVax Corporation and Micromet AG, to reimburse Mr. Hale for 50% of the current annual salary of his executive assistant, or $38,000 per year. This agreement has retroactive effect to May 2006, and will continue in effect during such time as Mr. Hale continues to serve as the Chairman of the Company’s Board of Directors. Mr. Hale’s executive assistant is not employed by the Company, and the Company is not responsible for the payment of any employee benefits to Mr. Hale’s executive assistant or for the withholding of any payroll or other taxes on the reimbursements paid to Mr. Hale. The Committee will review the agreement on an annual basis.
Item 8.01. Other Events.
Settlement with Curis, Inc.
     On September 28, 2006, Company’s Board of Directors approved a court-proposed settlement agreement with Curis, Inc. The settlement resolves a lawsuit initiated by Curis against the Company in a German court regarding the repayment of an outstanding promissory note in the remaining principal amount of €2,000,000. Curis had requested immediate repayment of the remaining €2,000,000 at the time of the closing of the merger between CancerVax and Micromet AG in May 2006. The Company had disagreed with Curis’s interpretation of the repayment terms of the promissory note. In accordance with the settlement, the Company will pay Curis €1,000,000 on or before November 1, 2006, and €1,000,000 on or before May 31, 2007. The second payment will be reduced to €800,000 if payment is made on or before April 30, 2007. The payments will be made by the Company without any interest charges. The Company and Curis will each bear their own costs incurred in connection with the litigation.

MT201 Press Release
     On October 2, 2006, Micromet, Inc. (the “Company”) and Serono International S.A. issued a press release announcing the final results of two Phase 2 clinical trials designed to evaluate the activity of adecatumumab (MT201), a human monoclonal antibody-based product candidate being developed by the Company in collaboration with Serono, in metastatic breast cancer and prostate cancer. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description
10.1	2006 Management Incentive Compensation Plan

99.1	Press Release dated October 2, 2006, “Final Data from Two Phase II Trials Indicate Activity of Adecatumumab (MT201) in Breast and Prostate Cancer.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: October 5, 2006
	By:	/s/ Christian Itin
Name: Christian Itin Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	2006 Management Incentive Compensation Plan

99.1	Press Release dated October 2, 2006, “Final Data from Two Phase II Trials Indicate Activity of Adecatumumab (MT201) in Breast and Prostate Cancer.”